Exhibit 4.1
As of April 25, 2009
AMENDED AND RESTATED
CAPITAL PLAN
of the
Federal Home Loan Bank of New York

FHLBNY Capital Plan	4/25/2009

Table of Contents

Definitions	iii
1. Overview	1
2. The Capital Structure	2
2.1 Authorized Stock	2
2.1.1 Par Value	2
2.1.2 Ownership of Retained Earnings	2
2.2 Purchase, Redemption and Repurchase of Stock	2
2.2.1 Purchase of Capital Stock	2
2.2.2 Redemption of Capital Stock by Members	3
2.2.3 Repurchase of Excess Stock by the FHLBNY	4
2.2.4 Limitations on Redemptions and Repurchases	5
2.2.5 Retirement of Redeemed and Repurchased Stock	6
2.2.6 Transfer of Capital Stock	6
2.2.7 Limitation on Converting or Exchanging Excess Stock as Between Subclasses	6
2.3 Dividends	7
2.4 Rights Upon Liquidation, Merger or Consolidation of the FHLBNY	7
2.4.1 Liquidation of the FHLBNY	7
2.4.2 FHLBNY Acquired by another Federal Home Loan Bank	7
2.4.3 FHLBNY Acquires Other Federal Home Loan Bank	7
3. Responsibilities of Directors and Management and Voting of Stock	8
3.1 Responsibilities of Directors and Management	8
3.2 Voting Rights	9
4. Member Stock Purchase Requirements	10
4.1 Membership Stock Purchase Requirement	10
4.2 Activity-Based Stock Purchase Requirement	10
4.3 Periodic Review of Capital Stock Purchase Requirements	11
4.4 Member Compliance with Adjusted Requirements	12
5. Capital Requirements of the FHLBNY	13
5.1 Statutory Capital Requirements	13
5.1.1 Total Capital Requirement	13
5.1.2 Leverage Capital Requirement	13
5.1.3 Permanent Capital Requirement	13
5.1.4 FHFB Authority to Require More Capital	13
5.2 Risk-Based Capital Requirement	13
5.2.1 Credit Risk Capital Requirement	14
5.2.2 Market Risk Capital Requirement	15
5.2.3 Operations Risk Capital Requirement	15
6. Reporting Requirements to the Finance Board	16
6.1. Changes in Membership	16
6.2 Leverage and Risk Based Capital	16
6.3 Voting Shares	16

FHLBNY Capital Plan	4/25/2009

i

7. Termination of Membership in the FHLBNY	17
7.1 Voluntary Withdrawal from Membership	17
7.1.1 Written Notification	17
7.1.2 Access to Benefits of Membership	17
7.1.3 Finance Board Notification	17
7.1.4 Finance Board Certification	17
7.1.5 Disposition of Claims	17
7.1.6 Effective Date of Withdrawal	18
7.2 Involuntary Termination of Membership	18
7.2.1 Written Notification	18
7.2.2 Access to Benefits of Membership	18
7.2.3 Disposition of Claims	18
7.3 Merger or Consolidation of Members	19
7.3.1 Termination of Charter and Stock Redemption Period	19
7.3.2 Capital Stock Requirement of Surviving Member	20
7.4 Merger or Consolidation of Member into a Member of another Federal Home Loan Bank or into a Nonmember	20
7.4.1 General	20
7.4.2 Disposition of Claims	20
7.4.3 Acquiring Institution Applies for FHLBNY Membership	21
7.5 Relocation of Principal Place of Business	21
7.5.1 General	21
7.5.2 Disposition of Claims	22
8. The Transition Plan	23
8.1 Transition Process	23
8.1.1 Member Election	23
8.1.2 Plan of Reorganization	26
8.1.3 Post-Transition Stock Purchases	27
9. Reviews of the FHLBNY’s Capital Plan	28
9.1 Independent CPA Review	28
9.2 NRSRO Review	28
9.3 Internal Market Risk Model Review	28
9.4 Internal Market Risk Model & Risk Management Procedure Approval by FHFB	28
9.5 FHLBNY Determination regarding the Capital Plan	28
10. Amendments to the Capital Plan and Notices	29
10.1 Amendments to the Capital Plan	29
10.2 Notices Relating to the Capital Plan	29
10.2.1 Notices by the FHLBNY	29
10.2.2 Notices to the FHLBNY	29
Appendix I — Member Stock Purchase Requirements	30
A. Membership Stock Purchase Requirement	30
B. Activity-Based Stock Purchase Requirement	31

FHLBNY Capital Plan	4/25/2009

Definitions
For purposes of the Capital Plan, all capitalized terms used but not defined elsewhere have the meanings set forth below. In the Capital Plan unless the context otherwise requires, words describing the singular number include the plural and vice versa.
Activity-Based Stock means Capital Stock that is purchased and held by a Member to meet the Member’s Activity-Based Stock Purchase Requirement.
Activity-Based Stock Purchase Requirement means the requirement under which a Member must acquire and maintain a specific amount of Activity-Based Stock based on the specified value of certain transactions of the Member with the FHLBNY as described in Section 4.2 of the Capital Plan.
Acquired Member Assets or AMA means assets acquired by the FHLBNY from a Member through either a purchase or funding transaction under Part 955 of the Regulations, and includes assets acquired through transactions undertaken through the FHLBNY’s “Community Mortgage Asset” program.
Advances Agreement means the Bank’s Advances, Collateral Pledge and Security Agreement, as may be amended from time to time. For avoidance of doubt, the term “advances” for purposes of the Capital Plan shall include funding agreements between the FHLBNY and life insurance company Members.
Bank Act means the Federal Home Loan Bank Act, as amended.
Bank Stock means the capital stock of the FHLBNY outstanding prior to the Effective Date.
Board of Directors means the Board of Directors of the FHLBNY.
Calculation Date means the business day immediately prior to the Effective Date.
Capital Plan means the capital plan of the FHLBNY as adopted by the Board of Directors and approved by the Finance Board, as amended from time to time.
Capital Stock means all shares of Class B Stock issued by the FHLBNY, including subclasses, in accordance with the Bank Act, the Regulations and the Capital Plan.
Class B Stock means the capital stock that has the characteristics of Class B stock as described in the Bank Act and the Regulations, and as specified in Section 2.1 of the Capital Plan.
Credit Risk Capital Requirement means the amount of Permanent Capital that is required to support the FHLBNY’s credit risk, as defined by Section 932.4 of the Regulations.
DDA Account means a Member’s Demand Deposit Account established at the FHLBNY.
Derivative Contract means a financial contract the value of which is derived from the values of one or more underlying assets, reference rates, or indices of asset values, or credit-related events.
Effective Date means the date selected by the Board of Directors that shall be within eighteen months of the Finance Board’s written approval of this Capital Plan, upon which outstanding shares of Bank Stock are exchanged for shares of Capital Stock in accordance with the Capital Plan.

FHLBNY Capital Plan	4/25/2009

Excess Stock means the shares of each subclass of Capital Stock held by a Member, or Other Institution, that exceeds the Member’s, or Other Institution’s, Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement related to the respective subclass.
FHFB or Finance Board means the Federal Housing Finance Board, the regulatory and supervisory agency for the Federal Home Loan Banks.
FHLBNY means the Federal Home Loan Bank of New York.
GAAP means Generally Accepted Accounting Principles in the United States of America.
General Allowance for Losses means an allowance established by the FHLBNY in accordance with GAAP for expected losses, but does not include any amounts held against specific assets of the FHLBNY.
Market Risk Capital Requirement means the amount of Permanent Capital to support the FHLBNY’s market risk, as required by Section 932.5 of the Regulations.
Member means an institution that: (i) has been approved for membership by the FHLBNY in accordance with Part 925 of the Regulations and which has purchased the required amount of Bank Stock, or (ii) has purchased the required amount of Bank Stock, or (iii) has satisfied the Membership Stock Purchase Requirement, as applicable.
Membership means all the rights, privileges and obligations associated with being a Member.
Membership Stock means Capital Stock that is purchased and held by each Member to meet the Membership Stock Purchase Requirement.
Membership Stock Purchase Requirement means the level of Membership Stock that must be purchased and maintained by a Member as a condition of Membership as described in Section 4.1 of the Capital Plan.
Member Stock Purchase Requirements means, respectively, the Activity-Based Stock Purchase Requirement and the Membership Stock Purchase Requirement.
Minimum Regulatory Capital Requirement means a minimum regulatory capital requirement for the FHLBNY established by the Regulations, as referred to in Sections 5.1.1, 5.1.2, 5.1.3 and 5.2 of the Capital Plan, or on a basis specifically applicable to the FHLBNY by the Finance Board, as referred to in Section 5.1.4 of the Capital Plan.
Minimum Stock Investment Requirement means the Capital Stock that a Member or Other Institution is required, as applicable, to hold to meet its Membership Stock Purchase Requirement and the Capital Stock that a Member or Other Institution is required, as applicable, to hold to meet its Activity-Based Stock Purchase Requirement. For avoidance of doubt, in order for a Member or Other Institution to be deemed to satisfy its Minimum Stock Investment Requirement it must at the relevant point in time hold both the number of shares of Membership Stock required to meet, to the extent applicable, the Member’s or Other Institution’s Membership Stock Purchase Requirement and the number of shares of Activity-Based Stock required to meet, to the extent applicable, the Member’s or Other Institution’s Activity-Based Stock Purchase Requirement.

FHLBNY Capital Plan	4/25/2009

Mortgage-related Assets means loans and participations in loans secured by residential real property and mortgage-backed securities, all as defined in Section 950.1 of the Regulations; loans secured by manufactured housing; certain other mortgage-related securities; and certain loans secured by nonresidential nonfarm real property, as listed and described in Appendix I.
Opt-Out Date means the date that is ten days prior to the Effective Date.
Operations Risk Capital Requirement means the amount of Permanent Capital that is required to support the FHLBNY’s operations risk, as required by Section 932.6 of the Regulations.
Other Institution means a financial institution that is not a Member and that acquires, receives or retains Capital Stock under the Capital Plan.
Par Value means $100 per share of Capital Stock.
Permanent Capital means the retained earnings of the FHLBNY, determined in accordance with GAAP, plus the amount paid-in for the FHLBNY’s Class B stock (whether required or excess).
Record Date means December 31st of the calendar year preceding the election of directors.
Redemption Cancellation Fee means as applicable (i) a fee of $500, which may be imposed in the event that a Member cancels a Redemption Notice, or a Member’s Redemption Notice is subject to automatic cancellation, or (ii) a fee of $500 that may be imposed in the event that a Member cancels its notification of intent to withdraw from Membership.
Redemption Notice means a written notice provided by a Member to the FHLBNY in accordance with Section 2.2.2 of the Capital Plan requesting redemption of a specified number of shares of Capital Stock, subject to the time limits prescribed in the Bank Act, for Class B Stock and the other restrictions set forth in the Act, the Regulations and the Capital Plan.
Risk-based Capital Requirement means the amount of Permanent Capital that the FHLBNY must maintain in accordance with Section 932.3 of the Regulations.
Regulations means the regulations promulgated by the Finance Board, as amended from time to time.
Stock Redemption Period means the five-year period, as applicable, following: (i) the FHLBNY’s receipt of a Member’s Redemption Notice, (ii) the FHLBNY’s (or as applicable, the Finance Board’s) receipt of a Member’s written notice to the FHLBNY (or as applicable, the Finance Board) of intent to withdraw from Membership, or the date of acquisition or receipt of any additional shares of Capital Stock after the FHLBNY’s (or as applicable, the Finance Board’s) receipt of such notice, (iii) a Member’s termination from Membership as a result of merger or consolidation into a member of another Federal Home Loan Bank or a nonmember, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination from Membership, (iv) a Member’s termination from Membership as a result of the relocation of its principal place of business, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination of Membership, or (v) a Member’s involuntary termination from Membership, or the date of acquisition or receipt of any additional shares of Capital Stock after such termination of Membership.
Total Assets means the total assets of the FHLBNY, as determined in accordance with GAAP.
Total Capital of the FHLBNY means the sum of Permanent Capital, the amount of any General Allowance for Losses, and the amount of other instruments identified in the Capital Plan that the FHFB has determined to be available to absorb losses incurred by the FHLBNY.

FHLBNY Capital Plan	4/25/2009

v

1.	Overview
Pursuant to the Bank Act and the Regulations, the Board hereby establishes this Capital Plan to:
•	provide a new statutory capital structure for the FHLBNY that can be implemented as described herein; and

•	ensure that the FHLBNY is able to comply with each of its Minimum Regulatory Capital Requirements at all times after implementation.
In developing this Capital Plan, the Board of Directors has kept in mind the cooperative nature of the FHLBNY. The Board of Directors hereby reaffirms the FHLBNY’s continuing use of the cooperative business model.
This document takes into account the Bank Act and the Regulations, and is not intended to contradict the same. Under Section 26 of the Bank Act, the Finance Board has the authority to liquidate or reorganize a Federal Home Loan Bank and the provisions of this Capital Plan are subject to that authority. In addition, certain discretionary decisions of the Board of Directors under this plan may be subject to Finance Board review and/or approval. Nothing in this plan may be construed as abrogating, nullifying or otherwise interfering with such Finance Board authorities.
All references to the Regulations hereunder shall be deemed to include any successor regulations.

FHLBNY Capital Plan	4/25/2009

2.	The Capital Structure

2.1	Authorized Stock
The Board of Directors hereby authorizes one class of Capital Stock, Class B Stock. Shares of Class B Stock shall be redeemable in cash at Par Value five years following the FHLBNY’s receipt of a Member’s Redemption Notice, or in accordance with a termination of Membership as provided in Section 7 of the Capital Plan, or in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan. Class B Stock will have two distinct subclasses:
•	Membership Stock will be purchased and held by each Member to meet the Membership Stock Purchase Requirement established by the FHLBNY as a condition of membership.

•	Activity-Based Stock will be purchased and held by a Member to meet the Activity-Based Stock Purchase Requirement established by the FHLBNY for certain transactions with Members.
The Board of Directors may determine in the future that it wishes to authorize the issuance of additional subclasses of Class B Stock or to authorize the issuance of Class A stock, including one or more subclasses of Class A stock. In such cases, an amendment to this Capital Plan will be submitted to the FHFB for approval in accordance with Section 10.1 of the Capital Plan.
2.1.1	Par Value
All Capital Stock will be issued, redeemed, repurchased or transferred pursuant to Section 2.2.6 of the Capital Plan at Par Value.
2.1.2	Ownership of Retained Earnings
The retained earnings, surplus, undivided profits and equity reserves, if any, of the FHLBNY shall be owned by the holders of Class B Stock in an amount proportional to each holder’s share of the total shares of Class B Stock; however, the holders shall have no right to receive any portion of those items, except through the declaration of a dividend or capital distribution approved by the Board of Directors or through the liquidation of the FHLBNY.
2.2	Purchase, Redemption and Repurchase of Stock
All Members are required to purchase and redeem Capital Stock in accordance with the requirements of the Bank Act, the Regulations and this Capital Plan.
2.2.1	Purchase of Capital Stock
Each Member of the FHLBNY will be required to maintain a minimum investment in Membership Stock as a condition of membership in accordance with the requirements of Section 4 of this Capital Plan and Appendix I hereto; in addition, each Member engaged in certain transactions with the FHLBNY will also be required to maintain a minimum investment in Activity-Based Stock in accordance with the requirements of Section 4 of this Capital Plan and Appendix I hereto.

FHLBNY Capital Plan	4/25/2009

The FHLBNY will not issue stock other than in accordance with 12 C.F.R. §931.2 and the Capital Plan. Capital Stock shall be issued to and owned only by Members, with the exception of Other Institutions. Capital Stock may be traded only between the FHLBNY and its Members. All Capital Stock will be issued in book entry form only. The FHLBNY will act as its own transfer agent.
2.2.2	Redemption of Capital Stock by Members
A Member may redeem shares of its Capital Stock by providing a Redemption Notice to the FHLBNY. A redemption of Capital Stock may also occur in accordance with Sections 7, 8.1.1.2 and 8.1.1.5 of the Capital Plan. The FHLBNY shall (subject to the restrictions contained in Section 2.2.4 below) redeem Capital Stock in accordance with the two preceding sentences upon the expiration of the applicable Stock Redemption Period, provided that the FHLBNY shall not be obligated to redeem Capital Stock unless all applicable conditions contained in the Bank Act, the Regulations and the Capital Plan are met.
•	Redemption Notice
A Member that provides a Redemption Notice to the FHLBNY shall identify in that Redemption Notice the particular shares that are the subject of the Redemption Notice by reference to the subclass, the date acquired and the manner in which the shares were acquired. If a Member fails to identify the particular shares within a subclass to be redeemed, the shares subject to redemption shall be determined using a last acquired, first redeemed method of identification within the subclass specified by the Member. Capital Stock will be redeemed upon the expiration of the applicable Stock Redemption Period subject to the conditions and limitations set forth in Sections 2.2.4 and 2.2.5 of the Capital Plan. A Member may not have more than one Redemption Notice outstanding at any time with respect to the same shares of Capital Stock.
•	Cancellation of Redemption Notice
A Member may cancel its Redemption Notice by providing written notice of such cancellation to the FHLBNY at any time prior to the expiration of the applicable Stock Redemption Period. The FHLBNY will assess a Redemption Cancellation Fee unless the Board of Directors determines that it has a bona fide business purpose for waiving the Redemption Cancellation Fee, and the waiver is consistent with Section 7(j) of the Bank Act.
•	Repurchase of Shares Subject to a Redemption Notice
To the extent that the FHLBNY repurchases pursuant to Section 2.2.3 of the Capital Plan shares of Capital Stock that are subject to a Redemption Notice or Notices, the respective repurchased shares of Capital Stock shall be deducted from the outstanding Redemption Notice or Notices.
•	Automatic Cancellation of a Redemption Notice
A Redemption Notice will be automatically cancelled if the FHLBNY is prevented from redeeming the Capital Stock within five business days of the expiration of the applicable Stock Redemption Period because the Member would not be in compliance with its Minimum Stock Investment Requirement. In the event of an automatic cancellation of a Member’s Redemption Notice as provided in the preceding sentence, the FHLBNY will assess a Redemption Cancellation Fee unless the Board of Directors determines it has a bona fide business purpose for waiving the Redemption Cancellation Fee, and the waiver is consistent with Section 7(j) of the Bank Act.

FHLBNY Capital Plan	4/25/2009

2.2.3	Repurchase of Excess Stock by the FHLBNY
•	Repurchase of Activity-Based Stock
The FHLBNY will, after the close of business on the Effective Date, and thereafter from time to time but not less than monthly, calculate with respect to each Member, or Other Institution, the amount, if any, of outstanding Activity-Based Stock that is Excess Stock. The FHLBNY will then automatically repurchase for cash all such Excess Stock at its Par Value on the same day as the calculation, subject to the provisions of Section 2.2.4 of the Capital Plan. Subsequent to the initial repurchase made after the close of business on the Effective Date under this provision, the FHLBNY will notify members of all other repurchases no less than fifteen business days prior to such repurchase.
•	Repurchase of Membership Stock
Upon written application by a Member, or Other Institution, to the FHLBNY or on its own initiative, the FHLBNY may in its discretion repurchase for cash at Par Value some or all of the outstanding shares of Membership Stock that are determined by the FHLBNY to be in excess of the Member’s, or Other Institution’s, Membership Stock Purchase Requirement, subject to Section 2.2.4 of the Capital Plan. If the FHLBNY determines that it will not repurchase any or all shares of Membership Stock requested to be repurchased under a written application by a Member, or Other Institution, the FHLBNY will promptly notify the Member, or Other Institution, that such Membership Stock will not be repurchased. No prior notice of repurchase of shares of Membership Stock under a written application by a Member, or Other Institution will be given. The FHLBNY shall transmit, send or give written notice to the Member, or Other Institution, of repurchases of shares of Membership Stock undertaken on its own initiative at least 10 business days prior to the date of the repurchase.
•	Identification of Repurchased Shares
If a Member, or Other Institution, has one or more Redemption Notices outstanding as of the date that the FHLBNY is to repurchase shares of Capital Stock pursuant to this Section 2.2.3 of the Capital Plan, the FHLBNY shall repurchase shares of Capital Stock by first repurchasing shares of a Member, or Other Institution, that are subject to a Redemption Notice applicable to the subclass that is to be repurchased that has been outstanding for the longest period of time and then, to the extent necessary, by repurchasing shares that are subject to a Redemption Notice applicable to the subclass to be repurchased that was outstanding for the next longest period of time and continuing in that order, to the extent necessary, until there are no remaining outstanding Redemption Notices with respect to the subclass to be repurchased in which instance the shares to be repurchased shall be determined by the FHLBNY using a last acquired, first repurchased method of identification. If a Member, or Other Institution, does not have any Redemption Notices applicable to the subclass to be repurchased outstanding as of the date that the FHLBNY is to repurchase shares of Capital Stock the shares to be repurchased shall be determined by the FHLBNY using a last acquired, first repurchased method of identification.

FHLBNY Capital Plan	4/25/2009

2.2.4	Limitations on Redemptions and Repurchases
•	Prohibitions on Redemptions and Repurchases
The FHLBNY will not redeem or repurchase any shares of Capital Stock, if following the redemption or repurchase the FHLBNY would not be in compliance with each of its Minimum Regulatory Capital Requirements.
The FHLBNY will not redeem or repurchase any shares of Capital Stock if, following such redemption or repurchase, the Member, or Other Institution, would not be in compliance with the Member’s, or Other Institution’s, Minimum Stock Investment Requirement.
The FHLBNY will not redeem or repurchase any shares of Capital Stock without the prior written approval of the FHFB if the FHFB or the Board of Directors has determined that the FHLBNY has incurred or is likely to incur losses that result in or are likely to result in “charges against the capital of the Bank,” as that phrase is defined in the Regulations. This prohibition shall apply even if the FHLBNY is in compliance with its Minimum Regulatory Capital Requirements, and shall remain in effect for however long the FHLBNY continues to incur such charges, or until the FHFB determines that such charges are not expected to continue.
•	FHLBNY’s Discretion to Suspend Redemptions of Capital Stock
The Board of Directors may suspend the redemption of Capital Stock, if the FHLBNY reasonably believes that continued redemption of Capital Stock would cause the FHLBNY to fail to meet its Minimum Regulatory Capital Requirements, would prevent the FHLBNY from maintaining adequate capital against a potential risk that may not be adequately reflected in its Minimum Regulatory Capital Requirements, or would otherwise prevent the FHLBNY from operating in a safe and sound manner. If a decision is made to suspend redemption of Capital Stock, the FHLBNY shall notify the Finance Board in writing within two business days of the decision, informing the Finance Board of the reasons for the suspension and of the FHLBNY’s strategies and time frames for addressing the conditions that led to the suspension, as indicated in Section 931.8(b) of the Regulations. The Finance Board may require the FHLBNY to re-institute the redemption of Capital Stock. The FHLBNY may not repurchase any Capital Stock without the written permission of the Finance Board during any period in which the FHLBNY has suspended the redemption of Capital Stock as provided for in this section of the Capital Plan.
•	Retention of Redemption or Repurchase Proceeds as Collateral
If the FHLBNY reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by the Member, or Other Institution, to the FHLBNY and the Member, or Other Institution, has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the FHLBNY’s satisfaction the FHLBNY may retain the proceeds of redemption or repurchase of Capital Stock as additional collateral until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the FHLBNY’s satisfaction.

FHLBNY Capital Plan	4/25/2009

•	Limitations on Redemptions and Repurchases Related to Terminations of Membership
The restrictions on redemptions and repurchases set forth in the preceding provisions of this Section 2.2.4 of the Capital Plan apply with respect to redemptions pursuant to a Redemption Notice as well as to redemptions in connection with a termination of Membership in accordance with Section 7 of the Capital Plan and to redemptions in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan and to all repurchases of Capital Stock held by Members and by Other Institutions.
If a Member whose Membership is terminated pursuant to Sections 7.1, 7.2, 7.4 or 7.5 of the Capital Plan has one or more Redemption Notices outstanding as of the effective date of its termination from Membership such Redemption Notice or Notices shall not be subject to automatic cancellation in accordance with Section 2.2.2 of the Capital Plan. Such Redemption Notices shall remain pending until they can be satisfied in accordance with this Section 2.2.4 of the Capital Plan.
•	Pro Rata Allocation of Redemptions
If at any time more than one Member or Other Institution has outstanding a Redemption Notice in accordance with Section 2.2.2 of the Capital Plan or redemption of Capital Stock in connection with a termination of Membership in accordance with Sections 7.1, 7.2, 7.4 and 7.5 of the Capital Plan or redemption of Capital Stock in accordance with Sections 8.1.1.2, 8.1.1.4 and 8.1.1.5 of the Capital Plan as to which the applicable Stock Redemption Period has expired, and if the redemption by the FHLBNY of all of the shares of Capital Stock subject to such Redemption Notice or termination of Membership would cause the FHLBNY to fail to be in compliance with any of its Minimum Regulatory Capital Requirements, then the FHLBNY shall fulfill such redemptions as the FHLBNY is able to do so from time to time, beginning with such redemptions as to which the Stock Redemption Period expired on the earliest date and fulfilling such redemptions relating to that date on a pro rata basis from time to time until fully satisfied, and then fulfilling such redemptions as to which the Stock Redemption Period expired on the next earliest date in the same manner, and continuing in that order until all such redemptions as to which the Stock Redemption Period has expired have been fulfilled.
2.2.5	Retirement of Redeemed and Repurchased Stock
All shares of Capital Stock that are acquired by the FHLBNY pursuant to redemption or repurchase shall be retired.
2.2.6	Transfer of Capital Stock
A Member, or Other Institution, may not transfer any Capital Stock to any other person or entity, including another Member, except for transfers of Capital Stock occurring pursuant to Sections 7.3 and 7.4 of the Capital Plan. Such transfers shall be deemed to be approved by the FHLBNY as of the cancellation of the disappearing Member’s charter.
2.2.7	Limitation on Converting or Exchanging Excess Stock as Between Subclasses
A member shall not convert or exchange (i) shares of Membership Stock that are in excess of its Membership Stock Purchase Requirement into shares of Activity-Based Stock or (ii) shares of Activity-Based Stock that are in excess of its Activity-Based Stock Purchase Requirement into shares of Membership Stock.

FHLBNY Capital Plan	4/25/2009

2.3	Dividends
The Board of Directors, in its discretion, subject to the provisions of this Section 2.3 of the Capital Plan, may declare dividends to be paid on the Capital Stock on a quarterly basis or as otherwise determined by the Board of Directors. Each Member, or Other Institution, that continues to hold Capital Stock is entitled to receive dividends that are declared on all Capital Stock held during the applicable period for the period of time the Member, or Other Institution, owns the Capital Stock. Dividends are non-cumulative with respect to payment obligations.
Dividends may be paid only in accordance with the Bank’s Retained Earnings and Dividend Policy, as such may be amended by the Bank’s Board of Directors from time to time. Dividend payments may be in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. The Board of Directors may not declare or pay a dividend if the FHLBNY is not at the time in compliance with each of its Minimum Regulatory Capital Requirements or if following such declaration or payment of such a dividend the FHLBNY would not be in compliance with each of its Minimum Regulatory Capital Requirements.
2.4	Rights Upon Liquidation, Merger or Consolidation of the FHLBNY
2.4.1	Liquidation of the FHLBNY
Upon the liquidation of the FHLBNY, following the retirement of all outstanding liabilities of the FHLBNY to its creditors, all shares of Capital Stock are to be redeemed at Par Value, provided that if sufficient funds are not available to accomplish the redemption in full of the Capital Stock, then such redemption shall occur on a pro rata basis among all holders of Capital Stock. Following the redemption in full of all Capital Stock any remaining assets will be distributed on a pro rata basis to holders of Capital Stock immediately prior to such liquidation. This provision does not limit the authority granted the Finance Board under 12 U.S.C. § 1446 to prescribe rules, regulations or orders governing the liquidation of a Federal Home Loan Bank that modify, restrict or eliminate any of the rights set forth above.
2.4.2	FHLBNY Acquired by another Federal Home Loan Bank
In the event that the FHLBNY is merged or consolidated into another Federal Home Loan Bank, the holders of the outstanding Capital Stock of the FHLBNY will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board.
2.4.3	FHLBNY Acquires Other Federal Home Loan Bank
In the event that another Federal Home Loan Bank is merged or consolidated into the FHLBNY, the holders of the outstanding stock of the other Federal Home Loan Bank will be entitled to the rights and benefits set forth in any applicable plan of merger and/or terms established or approved by the Finance Board.

FHLBNY Capital Plan	4/25/2009

3.	Responsibilities of Directors and Management and Voting of Stock
3.1	Responsibilities of Directors and Management
The Board of Directors
The duties and responsibilities of the FHLBNY’s Board of Directors under the Capital Plan include:
•	approval of:
•	the initial Capital Plan;
•	authorization to issue Capital Stock;
•	“operating ratios” for leverage and risk based capital to be specified in the FHLBNY’s risk management policy in accordance with 12 C.F.R. § 917.3;
•	initial minimum Member Stock Purchase Requirements;
•	policy limits for market and credit risk;
•	involuntary terminations of membership; and
•	dividend distributions.
•	periodic review and approval of:
•	amendments to the Capital Plan to be submitted for Finance Board approval;
•	adjustments to the minimum Member Stock Purchase Requirements; and
•	independent annual validations of the FHLBNY’s internal risk measurement model.
•
monitoring of compliance with the terms and conditions of the Capital Plan, including a continuing obligation to review and adjust the Member Stock Purchase Requirements, as necessary to ensure that the FHLBNY remains in compliance with its Minimum Regulatory Capital Requirements.

FHLBNY Capital Plan	4/25/2009

FHLBNY Management
Upon approval of this Capital Plan by the FHFB, the Board of Directors will approve specific delegations to the management of the FHLBNY to implement the Capital Plan. Such delegations will provide authority to manage:
(1)	the transition from the current capital structure to the new capital structure, which will involve:
•	transition from existing stock ownership to the Member Stock Purchase Requirements described in the Capital Plan;
•	establishment of the internal risk measurement model in accordance with the Regulations;
•	development of procedures and systems to support the purchase and redemption of stock under the new capital structure; and
•	development of new reporting systems and procedures for Member Stock Purchase Requirements and stock ownership.
(1)	the development of an effective internal control system to provide:
•	Member compliance with Member Stock Purchase Requirements;
•	the FHLBNY’s compliance with its Minimum Regulatory Capital Requirements at all times; and

•	timely reporting to the Finance Board and the Board of Directors.
3.2	Voting Rights
Holders of Capital Stock that are Members as of the Record Date shall be entitled to vote for the election of directors to the Board of Directors in accordance with Part 915 of the Regulations. For purposes of applying Part 915 of the Regulations, the Capital Stock that a Member is “required to hold” shall be the Member’s Minimum Stock Investment Requirement as of the Record Date, provided that if the Capital Plan was not in effect as of the Record Date, the number of shares of Bank Stock that the Member was required to hold as of the Record Date shall be as determined in accordance with Sections 925.20 and 925.22 of the Regulations. The number of shares of Capital Stock that a particular Member, or Other Institution (to the extent such institution is permitted to vote under Part 915 of the Regulations), may vote in connection with an election of directors shall be subject to the limitations set forth in the Bank Act and Part 915 of the Regulations.

FHLBNY Capital Plan	4/25/2009

4.	Member Stock Purchase Requirements
The FHLBNY requires all Members to purchase Capital Stock of the FHLBNY. The FHLBNY’s Member Stock Purchase Requirements are based on the potential and actual volume of, and risks inherent in, the financial products and services provided by the FHLBNY to its Members. Therefore:
•
a Member will be required to maintain a minimum Capital Stock investment of Membership Stock for as long as the institution remains a Member of the FHLBNY, irrespective of the volume of activity with the FHLBNY; and

•	a Member will also be required to purchase Activity-Based Stock in proportion to that Member’s transactions with the FHLBNY.
4.1	Membership Stock Purchase Requirement
As a condition of Membership, each Member is required to purchase and maintain a minimum investment in Membership Stock. The Membership Stock Purchase Requirement will be equal to a specified percentage of the Mortgage-related Assets held by the Member, in all events rounded up to the next even $100 increment. The FHLBNY will perform calculations of the Membership Stock Purchase Requirement for each Member on at least an annual basis and may recalculate such Requirement for any one or more Members more frequently as the Board of Directors may determine from time to time. The Board of Directors may increase or decrease the Membership Stock Purchase Requirement from time to time. Except as provided in Sections 7.2.3 and 7.4.2 of this Capital Plan, in no event will the requirement be less than the greater of (i) $1,000 or (ii) an amount to be determined by the Board of Directors that will be no less than 0.10% or more than 0.25% of the Mortgage-related Assets held by the Member.
The currently approved Membership Stock Purchase Requirement is specified in Appendix I attached hereto. Notice of changes to the Membership Stock Purchase Requirement will be transmitted, sent or given to Members and Other Institutions at least 10 days prior to the effective date of such changes.
4.2	Activity-Based Stock Purchase Requirement
From time to time, the FHLBNY will adopt one or more percentages or amounts for the calculation of the Activity-Based Stock Purchase Requirement, which will require a Member or Other Institution to purchase and maintain Activity-Based Stock in an amount equal to:
•	a specified percentage (but in no event less than 4.0% or more than 5.0%) of the outstanding principal balance of advances under the Advances Agreement between the FHLBNY and the Member; and
•
a specified percentage (but in no event less than 4.0% or more than 5.0%) of the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that remain on the FHLBNY’s balance sheet plus the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets to be held on the FHLBNY’s balance sheet, provided that the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that are on the FHLBNY’s balance sheet as of the Calculation Date will not be subject to this requirement; and

FHLBNY Capital Plan	4/25/2009

•
a specified dollar amount ranging between (a) zero and (b) the FHLBNY’s Credit Risk Capital Requirement for any off-balance sheet items (excluding the principal amount of delivery commitments issued to the Member by the FHLBNY for Acquired Member Assets) listed in Section 932.4(f), Table 2, of the Regulations which the FHLBNY has transacted on a Member’s behalf and which are continuing, with such Credit Risk Capital Requirement being calculated in accordance with Section 932.4(c) of the Regulations; and

•
a specified percentage (but in no event less than 0% or more than 5.0%) of the carrying value on the Bank’s balance sheet of Derivative Contracts between the Member and the FHLBNY, as determined by the FHLBNY under GAAP, in all events rounded up to the next even $100 increment.
The Board of Directors may increase or decrease one or more of the percentages or amounts for the calculation of the Activity-Based Stock Purchase Requirement from time to time within the foregoing ranges.
The currently approved percentages and amounts for the calculation of the Activity-Based Stock Purchase Requirement are specified in Appendix I attached hereto. Notice of changes to any of the components of the Activity-Based Stock Purchase Requirement will be transmitted, sent or given to Members and Other Institutions at least 10 days prior to the effective date of such changes.
4.3	Periodic Review of Capital Stock Purchase Requirements
The Board of Directors will review the FHLBNY’s Capital Plan on a continuing basis to ascertain whether changes to the Member Stock Purchase Requirements are required in order to ensure that the FHLBNY is in compliance with its Minimum Regulatory Capital Requirements, and shall make adjustments as necessary.
The Board of Directors may at any time modify:
•	the Membership Stock Purchase Requirement within the limits defined in Section 4.1 above; and/or
•	the applicable percentage or amount for any of the components of the Activity-Based Stock Purchase Requirement, so long as such requirement is within the limits defined in Section 4.2 above.
With regard to any changes made to the Membership Stock Purchase Requirement, such changes shall be applied to all Members without preference.
With regard to any changes made to any components of the Activity-Based Stock Purchase Requirement, such changes shall be applied to all outstanding activity at the time that such changes become effective, provided that such changes shall not apply to the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that are on the FHLBNY’s balance sheet as of the Calculation Date.

FHLBNY Capital Plan	4/25/2009

4.4	Member Compliance with Adjusted Requirements
Each Member must comply promptly with any adjusted Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement established by the Board of Directors as described above; however, Members will be allowed a reasonable time (as determined by the Board of Directors from time to time, but in no event longer than three months), which period of time shall be specified in any notice provided in accordance with Sections 4.1 or 4.2 of the Capital Plan, to come into compliance. Each Other Institution must comply promptly with any adjusted Activity-Based Stock Purchase Requirement established by the Board of Directors as described above; however, Other Institutions will be allowed a reasonable time (as determined by the Board of Directors from time to time, but in no event longer than three months) which period of time shall be specified in any notice provided in accordance with Section 4.2 of the Capital Plan to come into compliance. Members and Other Institutions may reduce their outstanding activity with the FHLBNY as an alternative to purchasing additional Activity-Based Stock.
In the event that a Member or Other Institution does not comply with any adjusted Activity-Based Stock Purchase Requirement by the expiration of the time period specified in a notice provided in accordance with Section 4.2 of the Capital Plan, the FHLBNY is hereby authorized, in its discretion, to issue a notice of noncompliance to the Member or Other Institution and, ten business days after transmitting, sending or giving such notice of noncompliance to the Member or Other Institution, to accelerate the maturity of an amount of advances sufficient to reduce the Member’s or Other Institution’s Activity-Based Stock Purchase Requirement to an amount not more than the Activity-Based Stock then held by the Member or Other Institution. Without regard to the discretion conferred on the Board of Directors under the foregoing sentence, and without in any respect limiting the Board of Directors’ authority under Section 7.2.1 of the Capital Plan, the Board of Directors in its discretion may determine that a Member’s failure to comply with any adjusted Membership Stock Purchase Requirement or Activity-Based Stock Purchase Requirement by the expiration of the period of time specified in any notice provided in accordance with Sections 4.1 or 4.2 of the Capital Plan constitutes the basis for a determination to terminate the Membership of a Member for a failure to comply with a requirement of the Capital Plan.

FHLBNY Capital Plan	4/25/2009

5.	Capital Requirements of the FHLBNY
The FHLBNY is required to maintain Permanent Capital and Total Capital to:
•	provide for the safe and sound operation of the FHLBNY;
•	protect the FHLBNY’s creditors against potential loss;
•	generate earnings sufficient to meet the FHLBNY’s community support and public purpose obligations; and
•	comply with regulatory requirements as established by the Finance Board.
5.1	Statutory Capital Requirements
5.1.1	Total Capital Requirement
Total Capital must be equal to at least 4.0% of the FHLBNY’s Total Assets.
5.1.2	Leverage Capital Requirement
The FHLBNY must maintain a leverage ratio of Total Capital to Total Assets of at least 5.0% of the FHLBNY’s Total Assets. For purposes of determining the leverage ratio, Total Capital shall be computed by multiplying by 1.5 the FHLBNY’s Permanent Capital, and adding to the product all other components of Total Capital.
5.1.3	Permanent Capital Requirement
Permanent Capital must at all times be equal to or exceed the value of the FHLBNY’s Risk-based Capital Requirement, calculated in accordance with Section 5.2 below.
5.1.4	FHFB Authority to Require More Capital
The FHFB may, in its discretion, require the FHLBNY to hold more Total Capital or Permanent Capital than is indicated in Sections 5.1.1 or 5.1.3 of the Capital Plan.
5.2	Risk-Based Capital Requirement
The FHLBNY’s Risk-based Capital Requirement shall be equal to the sum of:
•	the FHLBNY’s Credit Risk Capital Requirement,
•	the FHLBNY’s Market Risk Capital Requirement, and
•	the FHLBNY’s Operations Risk Capital Requirement as defined by the FHFB.
Unless otherwise directed by the FHFB, the FHLBNY will measure its Credit, Market and Operations Risk Capital Requirements as of the close of business of the last business day of the month for which the credit risk capital charge is being calculated.

FHLBNY Capital Plan	4/25/2009

5.2.1	Credit Risk Capital Requirement
The Credit Risk Capital Requirement shall be equal to the sum of the credit risk capital charges for all assets, off-balance sheet items and derivative contracts. Credit risk percentage requirements are established by the FHFB from time to time.
Assets
The credit risk capital charge for an asset on the FHLBNY’s balance sheet is equal to the book value of the asset multiplied by the credit risk percentage requirement assigned to that asset class in the Regulations.
Off-balance sheet items
The credit risk capital charge for an off-balance sheet item is equal to the credit equivalent amount of the item (based on conversion factors provided by the FHFB) multiplied by the credit risk percentage requirement assigned to that item in the Regulations.
Off balance sheet items include:
•	Asset sales with recourse where the credit risk remains with the FHLBNY
•	Commitments to make advances
•	Commitments to make or purchase other loans
•	Standby letters of credit
•	Other commitments with original maturity of over 1 year
•	Other commitments with original maturity of 1 year or less
Derivative Contracts
The credit risk capital charge for Derivative Contracts is equal to:
•
the current credit exposure for the Derivative Contract multiplied by the credit risk percentage requirement assigned to that derivative contract, as determined in accordance with Section 932.4 of the Regulations, plus

•
the potential future credit exposure for the Derivative Contract multiplied by the credit risk percentage requirement assigned to that Derivative Contract, as determined in accordance with Section 932.4 of the Regulations.

Guidelines for calculating capital charges on Derivative Contracts are defined by the FHFB from time to time.

FHLBNY Capital Plan	4/25/2009

5.2.2	Market Risk Capital Requirement
The Market Risk Capital Requirement shall equal the sum of:
•
the market value of the FHLBNY’s portfolio at risk from movements in market rates and prices that could occur during periods of market stress. The market value of the FHLBNY’s portfolio at risk is determined using an internal market risk model (VaR model) that that has been approved by the FHFB; and

•	the amount, if any, by which the FHLBNY’s current market value of Total Capital is less than 85% of the FHLBNY’s book value of Total Capital, where:
•	the current market value of the FHLBNY’s Total Capital is calculated using the internal market risk model approved by the FHFB; and
•	the book value of Total Capital is the same as the amount of Total Capital reported by the FHLBNY to the FHFB on a monthly basis.
The internal market risk model will:
•	estimate the market value of the FHLBNY’s assets and liabilities, off-balance sheet items, and Derivative Contracts, including any related options, and
•	measure the market value of the FHLBNY’s portfolio at risk, including all assets, liabilities, off-balance sheet items, and Derivative Contracts that represent a source of material market risk.
5.2.3	Operations Risk Capital Requirement
The FHLBNY is required to meet its Operations Risk Capital Requirement to cover unexpected losses associated with:
•	human error
•	fraud
•	unenforceability of legal contracts
•	deficiencies in internal controls
•	deficiencies in information controls
The FHLBNY will meet its Operations Risk Capital Requirement through maintenance of an amount of Permanent Capital equal to 30% of the sum of its Credit Risk and Market Risk Capital Requirements subject to modification as set forth below.
With FHFB approval, the FHLBNY may have an Operations Risk Capital Requirement equal to less than 30% but no less than 10% of the sum of the FHLBNY’s Credit Risk and Market Risk Capital Requirements if (i) the FHLBNY provides an alternative methodology for assessing and quantifying an Operations Risk Capital Requirement or (ii) if the FHLBNY obtains insurance to cover operations risk from an insurer rated at least the second highest investment grade credit rating by an NRSRO.

FHLBNY Capital Plan	4/25/2009

6.	Reporting Requirements to the Finance Board
The following are the FHLBNY’s specific reporting requirements to the Finance Board pertaining to the Capital Plan.
6.1	Changes in Membership
The FHLBNY shall notify the FHFB within 10 calendar days of receipt of any notice of withdrawal or notice of cancellation of withdrawal from Membership.
6.2	Leverage and Risk Based Capital
The FHLBNY shall report to the FHFB by the 15th business day of each month:
•	Risk-based Capital Requirement by component amounts, and
•	actual Total Capital and Permanent Capital outstanding.
Both measures are calculated as of the close of business on the last business day of the preceding month, or more frequently, as may be required by the FHFB.
6.3	Voting Shares
On or before April 10 of each year, the FHLBNY shall submit to the FHFB a Capital Stock report that indicates, as of the Record Date:
•	the number of Members located in each voting state in the FHLBNY’s district,
•	the number of shares of Capital Stock that each Member (identified by its docket number) was required to hold, and
•
the number of shares of Capital Stock that all Members located in each voting state were required to hold. Excess Stock will not be included in the calculation of outstanding Capital Stock for purposes of voting.

The FHLBNY shall certify to the FHFB that, to the best of its knowledge, the information provided in the Capital Stock report is accurate and complete, and that it has notified each Member of its minimum Capital Stock holdings pursuant to this Capital Plan.

FHLBNY Capital Plan	4/25/2009

7.	Termination of Membership in the FHLBNY
7.1	Voluntary Withdrawal from Membership
7.1.1	Written Notification
A Member may withdraw from Membership at any time by providing written notice of its intent to withdraw from Membership to the FHLBNY. A Member may cancel a notice of withdrawal prior to its effective date by providing the FHLBNY with written notice of such cancellation. Any such cancellation will result in a Redemption Cancellation Fee with respect to the Member’s Capital Stock unless the Board of Directors determines it has a bona fide business purpose for waiving the imposition of the fee, and the waiver is consistent with Section 7(j) of the Bank Act.
7.1.2	Access to Benefits of Membership
Until the effective date of a Member’s withdrawal from the FHLBNY, such Member will continue to have access to the benefits of Membership. On and after the effective date of the Member’s withdrawal, regardless of whether the Other Institution is required to maintain an investment in the Capital Stock, the Other Institution will no longer have the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but the Other Institution will still be entitled to any and all dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.
7.1.3	Finance Board Notification
The FHLBNY shall notify the Finance Board within ten calendar days of the receipt of any notice of intent to withdraw from Membership or cancellation of a notice of withdrawal from Membership.
7.1.4	Finance Board Certification
No Member may withdraw from Membership unless, on the date that the Membership is to terminate, there is in effect a certification from the Finance Board that the withdrawal of the Member will not cause the Bank System to fail to satisfy its requirements under 12 U.S.C. §1441b(f)(2)(c) to contribute toward the interest payments owed on obligations issued by the Resolution Funding Corporation.
7.1.5	Disposition of Claims
The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with a Member that withdraws from Membership. The Stock Redemption Period for the Capital Stock held by a Member as of the date of the FHLBNY’s receipt of the written notification of the Member’s intent to withdraw from Membership and not already subject to a Redemption Notice shall commence as of that date. The Stock Redemption Period for shares of Capital Stock acquired or received by such a withdrawing Member after the date that its notice of intent to withdraw is received by the FHLBNY will commence on the date such shares are acquired or received. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

FHLBNY Capital Plan	4/25/2009

Upon the effective date of a Member’s withdrawal from Membership, it shall become an Other Institution under this Capital Plan. Such Other Institution shall not be deemed to be subject to the Membership Stock Purchase Requirement and the FHLBNY may repurchase Membership Stock held by the Other Institution, that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period. The FHLBNY may repurchase the Other Institution’s Activity-Based Stock, that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, if the stock is not needed to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions, and not subject to any of the limitations on redemption or repurchase in Section 2.2.4.
7.1.6	Effective Date of Withdrawal
The Membership of a Member that has submitted a notice of intent to withdraw, and that has not cancelled such notice, shall terminate as of the date on which the last applicable Stock Redemption Period ends for Capital Stock that the Member is required to hold under the Membership Stock Purchase Requirement as of the date that the Member’s written notification of its intent to withdraw from Membership was received by the FHLBNY.
7.2	Involuntary Termination of Membership
7.2.1	Written Notification
The Board of Directors may terminate the Membership of any Member that: (i) fails to comply with any requirement of the Bank Act, any Regulation, or any requirement of the Capital Plan, (ii) becomes insolvent or otherwise subject to the appointment of a conservator, receiver, or other legal custodian under federal or state law, or (iii) would jeopardize the safety and soundness of the FHLBNY if it were to remain a Member.
7.2.2	Access to Benefits of Membership
A Member whose Membership is terminated involuntarily shall cease being a Member of the FHLBNY as of the date on which the Board of Directors acts to terminate the Membership. After that date, such terminated Member shall become an Other Institution under this Capital Plan. Such Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights, other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.
7.2.3	Disposition of Claims
The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. The Stock Redemption Period for the Capital Stock owned by a Member as of the date of its termination and not already subject to a Redemption Notice shall commence on the date that the Member’s Membership is terminated. The Stock Redemption Period for Capital Stock acquired or received by the Other Institution after the date of the termination of its Membership shall commence on the date of such acquisition or receipt. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock to the extent that the Other Institution is required to hold such stock to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

FHLBNY Capital Plan	4/25/2009

Capital Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination, any Membership Stock that is not required to meet the Other Institution’s Membership Stock Purchase Requirement on the date on which the Member’s Membership was terminated that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, or any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, shall be Excess Stock that shall be subject to repurchase by the FHLBNY; and provided further that effective upon the expiration of the Stock Redemption Period that commences on the date that the Member’s Membership is terminated, the terminated Member’s Membership Stock Purchase Requirement shall be deemed to be zero. However, notwithstanding any other provision of this Capital Plan, in the event that (a) a receiver or conservator has been appointed for the Member, and (b) the Bank has terminated the Member’s Membership, then the terminated Member’s Membership Stock Purchase Requirement shall be deemed to be zero. Further, notwithstanding any of the foregoing, any repurchases and redemptions of stock permitted hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan.
7.3	Merger or Consolidation of Members
7.3.1	Termination of Charter and Stock Redemption Period
If a Member’s Membership is terminated as a result of a Member’s merger or other consolidation into another Member, the Membership shall terminate upon cancellation of the disappearing Member’s charter. On that date, the Capital Stock held by the disappearing Member will be transferred on the books of the FHLBNY into the name of the surviving Member. The Stock Redemption Period for the Capital Stock previously held by the disappearing Member shall not be deemed to commence on the date on which the disappearing Member’s charter is cancelled, but shall commence only upon: (i) the FHLBNY’s receipt of a Redemption Notice from the surviving Member, (ii) the FHLBNY’s receipt of the surviving Member’s written notice of its intent to withdraw from Membership, (iii) the surviving Member’s termination of Membership as a result of merger or consolidation into a member of another Federal Home Loan Bank or into a nonmember, (iv) the surviving Member’s termination of Membership as a result of the relocation of its principal place of business, or (v) the involuntary termination of the surviving Member’s Membership. Stock Redemption Periods applicable to a Redemption Notice or Notices received by the FHLBNY from the disappearing Member prior to the effective date of the cancellation of the disappearing Member’s charter shall continue to run with respect to the surviving Member from the date such Redemption Notice was received by the FHLBNY, subject to the provisions of Section 2.2.2 of the Capital Plan.

FHLBNY Capital Plan	4/25/2009

7.3.2	Capital Stock Requirement of Surviving Member
As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Membership Stock Purchase Requirement shall be immediately increased by the amount of the disappearing Member’s Membership Stock Purchase Requirement immediately prior to the cancellation of its charter. Future calculations of the surviving Member’s Membership Stock Purchase Requirement shall be as determined in accordance with Section 4.1 of the Capital Plan, provided that if the mostly recently available data from the regulatory reports for the surviving Member does not include the assets of the disappearing Member, then, in that event, the Membership Stock Purchase Requirement for the surviving Member will be calculated by adding together the most recently available regulatory report data for the disappearing Member and for the surviving Member. As of the effective date of the cancellation of the disappearing Member’s charter, the surviving Member’s Activity-Based Stock Purchase Requirement will be calculated based on its current outstanding transactions with the FHLBNY including those acquired from the disappearing Member.
7.4	Merger or Consolidation of Member into a Member of another Federal Home Loan Bank or into a Nonmember
7.4.1	General
If a Member’s Membership is terminated as a result of the Member’s merger or consolidation into a member of another Federal Home Loan Bank or a nonmember, the Membership shall terminate as of the date on which the Member’s charter is cancelled. On that date, the Capital Stock held by the disappearing Member will be transferred on the books of the FHLBNY into the name of the surviving institution. After that date the Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.
7.4.2	Disposition of Claims
The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. The Stock Redemption Period for the Capital Stock then held by the Other Institution and not already subject to a Redemption Notice shall be deemed to commence on the date on which the Member’s charter is cancelled. The Stock Redemption Period for any Capital Stock acquired or received by the Other Institution after the date of the termination of the Member’s Membership shall commence on the date of acquisition or receipt. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.

FHLBNY Capital Plan	4/25/2009

Capital Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination any Membership Stock that is not required to meet the Other Institution’s Membership Stock Purchase Requirement on the date on which the Other Institution’s Membership was terminated that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, or any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, shall be Excess Stock that shall be subject to repurchase by the FHLBNY. In lieu of the formula specified in Section 4.1 and section A of Appendix I of this Capital Plan, if the corporate existence of a Member is terminated as a result of its merger into a nonmember, the FHLBNY in its discretion may, at any time after thirty days subsequent to the merger, recalculate the Membership Stock Purchase Requirement based solely on Mortgage-related Assets, and in doing so may use zero dollars ($0.00) as the amount of the Mortgage-related Assets held by the former Member, and may thereafter repurchase any resulting Excess Stock. Notwithstanding the foregoing, any repurchases and redemptions of stock permitted hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan and the provisions, if applicable, of Section 7.4.3 of this Capital Plan.
7.4.3	Acquiring Institution Applies for FHLBNY Membership
If the institution into which the Member merges or is consolidated is eligible for Membership and intends to become a Member of the FHLBNY, it must provide written notification to the FHLBNY of its intention to apply for Membership within sixty calendar days of the cancellation of the charter of the former Member.
Following the submission of this notification, the application for Membership must be submitted within sixty calendar days. If the institution is approved for Membership, then it must purchase the appropriate amounts, if any, of Capital Stock to comply with its Minimum Stock Investment Requirement. Such purchase of Membership Stock must be made within sixty days of approval for Membership and with respect to any Activity-Based Stock Purchase Requirement, prior to engage in such transactions.
If the institution does not provide required notification and application for Membership within the respective required time periods, or is disapproved for Membership, the provisions of Section 7.4.2 of the Capital Plan will apply with respect to the disposition of outstanding transactions and redemption and repurchase of Capital Stock.
7.5	Relocation of Principal Place of Business
7.5.1	General
If a Member’s Membership is terminated as a result of the relocation of the Member’s principal place of business, as defined in the Regulations, the Membership shall terminate on the date on which the transfer of Membership under such Regulations becomes effective. After that date the Other Institution shall have no right to obtain any of the benefits of Membership including access to the FHLBNY’s products and services and will no longer have any voting rights other than as provided in the Regulations, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the FHLBNY.

FHLBNY Capital Plan	4/25/2009

7.5.2	Disposition of Claims
The FHLBNY shall determine an orderly manner for the disposition of transactions outstanding with the Other Institution. The Stock Redemption Period for the Capital Stock then held by the Other Institution and not already subject to a Redemption Notice shall be deemed to commence on the date on which the Member’s Membership terminates. The Stock Redemption Period for any Capital Stock acquired or received by the Other Institution after the date of the termination of its Membership shall commence on the date of acquisition or receipt. If transactions remain outstanding beyond the effective date of the termination of Membership, the FHLBNY will not redeem any Activity-Based Stock that the Other Institution is required to hold to comply with the Activity-Based Stock Purchase Requirement corresponding to such outstanding transactions.
Capital Stock held by the Member as of the effective date of its termination shall not be deemed automatically to be Excess Stock solely by virtue of the termination of the Member’s Membership; provided however, that on and after the effective date of termination, any Membership Stock that is not required to meet the Other Institution’s Membership Stock Purchase Requirement on the date on which the Member’s Membership was terminated that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, or any Activity-Based Stock not required to meet the Other Institution’s Activity-Based Stock Purchase Requirement that has not otherwise been redeemed by the FHLBNY upon the expiration of an applicable Stock Redemption Period, shall be Excess Stock that shall be subject to repurchase by the FHLBNY; and provided further that effective upon the expiration of the Stock Redemption Period that commences on the date that the Member’s Membership is terminated, the Other Institution’s Membership Stock Purchase Requirement shall be deemed to be zero. Notwithstanding the foregoing, any repurchases and redemptions of stock hereunder shall remain subject to the limitations in Section 2.2.4 of the Capital Plan.

FHLBNY Capital Plan	4/25/2009

8.	The Transition Plan
The FHLBNY intends to transition to the new capital structure on the Effective Date which shall be a date determined by the Board of Directors. As a general rule, each Member and Other Institution must comply with its Minimum Stock Investment Requirement on the Effective Date except as allowed below in Section 8.1.1.1 of the Capital Plan.
8.1	Transition Process
The following steps will be taken to implement the FHLBNY’s Capital Plan:
8.1.1 Member Election
8.1.1.1 Notification to Members
The Board of Directors has established the date that is ten days prior to the Effective Date as the Opt-Out Date. Not less than forty-five days nor more than sixty days prior to the Opt-Out Date, a copy of the Capital Plan as approved by the Finance Board and the disclosures required by Section 933.5 of the Regulations, including a description of a Member’s option to withdraw from Membership prior to the implementation of the Capital Plan will be transmitted, sent or given to each Member. Included with these materials each Member will also receive a preliminary calculation of the Member’s Membership Stock Purchase Requirement and Activity-Based Stock Purchase Requirement. These preliminary requirements will be calculated as follows:
•	The data used for the preliminary calculations of the Membership Stock Purchase Requirement will be data from the immediately preceding December 31st.
•	The data used for the preliminary calculations of the Activity-Based Stock Purchase Requirement will be data from the immediately preceding month-end.
Any Member that became a Member on or prior to November 12, 1999 will be advised of its option to meet its additional Minimum Stock Investment Requirement, if any, in two equal installments over a period of six months following the Effective Date, with the first installment to be paid three months following the Effective Date and the second installment to be paid six months following the Effective Date. Members will be required to advise the FHLBNY in writing as to whether this option will be exercised by a date to be specified in the notice to Members. Members that elect this option will nevertheless be required to purchase any Activity-Based Stock or AMA-Based Stock required to support new transactions that a Member enters into with the FHLBNY beginning on the Effective Date. Any institution that became a Member after November 12, 1999 but prior to the Effective Date must comply with the Minimum Stock Investment Requirement specified in this Capital Plan as of the Effective Date, and as such cannot exercise this option.
8.1.1.2	Member Notification of Intent to Withdraw
Members will be informed that written notice of the Member’s intent to withdraw from Membership must be received by the Finance Board and the FHLBNY no later than the Opt-Out Date. The Membership of a Member whose written notice of intent to withdraw from Membership is received by the Finance Board and the FHLBNY on or before the Opt-Out Date shall terminate at the earlier of (i) the Effective Date or (ii) six months after the Member’s written notice of intent to withdraw was received by the Finance Board and the FHLBNY, and such Member’s Bank Stock shall be redeemed and retired and shall not be exchanged for Capital Stock.

FHLBNY Capital Plan	4/25/2009

Notwithstanding the preceding sentence, if an institution described in the preceding sentence continues to have transactions outstanding with the FHLBNY on the Effective Date that are subject to an Activity-Based Stock Purchase Requirement, all shares of such institution’s Bank Stock shall be exchanged for shares of Activity-Based Stock in accordance with the applicable provisions of Section 8.1.2 of the Capital Plan. Any such institution shall be deemed to have consented to the provisions of the Capital Plan, including, but not limited to, the exchange described in the preceding sentence. The Stock Redemption Period for the Activity-Based Stock issued to such an institution in exchange for shares of Bank Stock that the Member held as of the date that its notice of intent to withdraw is received will be deemed to commence on the date that the notice to withdraw is received by the Finance Board and the FHLBNY. If such an institution acquires or receives any additional shares of Bank Stock after the date its notice of withdrawal is received by the Finance Board and the FHLBNY and before the Effective Date, the Stock Redemption Period for the Activity-Based Stock issued to such institution in exchange for such Bank Stock will be deemed to commence on the date such shares of Bank Stock were acquired or received. If such an institution acquires or receives any shares of Capital Stock on or after the Effective Date, the Stock Redemption Period for such shares shall commence on the date such shares of Capital Stock were acquired or received.
On and after the Effective Date such institution shall not be subject to a Membership Stock Purchase Requirement. To the extent that the Activity-Based Stock held by such an institution upon the Effective Date is not sufficient to satisfy the Activity-Based Stock Purchase Requirement applicable to such institution’s outstanding transactions with the FHLBNY such institution shall be required to purchase additional shares of Activity-Based Stock in order to satisfy the Activity-Based Stock Purchase Requirement and such institution shall be required to purchase additional shares of Activity-Based Stock necessary to comply with any adjustments in the Activity-Based Stock Purchase Requirement that occur while transactions remain outstanding. To the extent such an institution would not be subject to an Activity-Based Stock Purchase Requirement on the Effective Date, in the event that the FHLBNY reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by such an institution to the FHLBNY and the institution has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the FHLBNY’s satisfaction, upon redeeming the institution’s Bank Stock the FHLBNY shall remit the proceeds to a deposit account as collateral security for such obligations until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the FHLBNY’s satisfaction.
8.1.1.3	Affirmative Election to Exchange Shares
Any Member whose written notice of intent to withdraw from Membership is not received by the Finance Board and the FHLBNY on or prior to the Opt-Out Date shall be deemed to have affirmatively elected to exchange its existing Bank Stock to Capital Stock on the Effective Date pursuant to the Capital Plan.

FHLBNY Capital Plan	4/25/2009

8.1.1.4	Notice of Intent to Withdraw after Opt-Out Date
In the event a Member that is deemed to have affirmatively elected to exchange its existing Bank Stock to Capital Stock files written notice of its intent to withdraw from Membership that is received by the Finance Board and the FHLBNY after the Opt-Out Date, the Stock Redemption Period for the Capital Stock issued to the Member in exchange for shares of Bank Stock that the Member held as of the date its notice of intent to withdraw is received will be deemed to commence on the date that the notice of intent to withdraw is received by the Finance Board and the FHLBNY. If a Member described in the preceding sentence acquires or receives any additional shares of the Bank Stock after the date its notice of withdrawal is received by the Finance Board and the FHLBNY and before the Effective Date, the Stock Redemption Period for the Capital Stock issued to the Member in exchange for such Bank Stock will be deemed to commence on the date that such shares of Bank Stock were acquired or received. If a Member described in the second preceding sentence acquires or receives any shares of Capital Stock on or after the Effective Date other than through the exchange occurring on the Effective Date, the Stock Redemption Period for such shares shall commence on the date such shares of Capital Stock were acquired or received.
8.1.1.5	Treatment of Former Members
With respect to any institution the Membership of which has terminated on or prior to the Effective Date other than by virtue of Section 8.1.1.2 of the Capital Plan that continues to hold Bank Stock, such Bank Stock shall be redeemed for cash and retired on or before the Effective Date and shall not be exchanged for Capital Stock.
Notwithstanding the preceding sentence, if an institution described in the preceding sentence continues to have transactions outstanding with the FHLBNY on the Effective Date that are subject to an Activity-Based Stock Purchase Requirement, all shares of such institution’s Bank Stock shall be exchanged for shares of Activity-Based Stock in accordance with the applicable provisions of Section 8.1.2 of the Capital Plan. Any such institution shall be deemed to have consented to the provisions of the Capital Plan, including, but not limited to, the exchange described in the preceding sentence. The Stock Redemption Period for the Activity-Based Stock issued to such an institution in exchange for shares of Bank Stock that the Member held as of the date of its termination from Membership will be deemed to commence on such date of termination. If such an institution acquires or receives any additional shares of Bank Stock after the date of its termination from Membership and before the Effective Date, the Stock Redemption Period for the Activity-Based Stock issued to such institution in exchange for such Bank Stock will be deemed to commence on the date such shares of Bank Stock were acquired or received. If such an institution acquires or receives any shares of Capital Stock on or after the Effective Date, the Stock Redemption Period for such shares shall commence on the date such shares of Capital Stock were acquired or received.
On and after the Effective Date such institution shall not be subject to a Membership Stock Purchase Requirement. To the extent that the Activity-Based Stock held by such an institution upon the Effective Date is not sufficient to satisfy the Activity-Based Stock Purchase Requirement applicable to such institution’s outstanding transactions with the FHLBNY such institution shall be required to purchase additional shares of Activity-Based Stock in order to satisfy the Activity-Based Stock Purchase Requirement and such institution shall be required to purchase additional shares of Activity-Based Stock necessary to comply with any adjustments in the Activity-Based Stock Purchase Requirement that occur while transactions remain outstanding. To the extent such an institution would not be subject to an Activity-Based Stock Purchase Requirement on the Effective Date, in the event that the FHLBNY reasonably determines that there is an existing or anticipated collateral deficiency related to any obligations owed by such an institution to the FHLBNY and the institution has failed to deliver additional collateral to resolve the existing or anticipated collateral deficiency to the FHLBNY’s satisfaction, upon redeeming the institution’s Bank Stock the FHLBNY shall remit the proceeds to a deposit account as collateral security for such obligations until all such obligations have been satisfied or the existing or anticipated deficiency is resolved to the FHLBNY’s satisfaction.

FHLBNY Capital Plan	4/25/2009

8.1.2	Plan of Reorganization
The following actions, which constitute the FHLBNY’s Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, are to be taken in order to implement the Capital Plan.
8.1.2.1	Final Calculation of Initial Minimum Stock Investment Requirement
Each Member’s initial Minimum Stock Investment Requirement on the Effective Date will be calculated as follows:
•
The data used for the calculations of the Membership Stock Purchase Requirement calculations will be data from the immediately preceding December 31st, subject to the following exceptions: (1) If a Member has merged or consolidated with another Member between the immediately preceding December 31st and the Effective Date, then the Membership Stock Purchase Requirement of the surviving Member will be calculated as of the date when the two entities were combined, provided, however, that if the most recently available regulatory report of the surviving Member does not reflect the combination of the two entities, then the Membership Stock Purchase Requirement for the surviving Member will be calculated by adding together the most recently available regulatory report data for the disappearing Member and for the surviving Member. (2) If an entity becomes a Member between the immediately preceding December 31st and the Effective Date, then the Membership Stock Purchase Requirement for such new Member shall be calculated using data from the immediately preceding December 31st or the most recent call report data submitted by the entity as part of its Membership application, whichever is later.

•	The data used for the calculations of the Activity-Based Stock Purchase Requirement will be data from the close of business on the Calculation Date.
8.1.2.2	Exchange of Bank Stock for Capital Stock and Purchase of Additional Stock
On the Effective Date, prior to the opening of FHLBNY business, each Member’s existing Bank Stock, in an amount equal to the Member’s Membership Stock Purchase Requirement, shall automatically be exchanged on the FHLBNY’s books for shares of an equal amount of Membership Stock without any action on the part of the Member and such exchanged shares of Bank Stock shall be retired.

FHLBNY Capital Plan	4/25/2009

A Member whose investment in Bank Stock on the Effective Date is less than the Membership Stock Purchase Requirement for the Member on the Effective Date will, if the Member has not by prior notice exercised its option to meet its additional Membership Stock Purchase Requirement via the installment plan described in Section 8.1.1.1 of the Capital Plan, have its DDA Account debited in a dollar amount sufficient to purchase any additional Membership Stock required. The Par Value of any purchases of Membership Stock made as a result will be credited to the FHLBNY’s capital accounts in the Member’s name.
If the Member’s existing balance of Bank Stock exceeds the Member’s Membership Stock Purchase Requirement, the remaining balance of Bank Stock shall automatically be exchanged on the FHLBNY’s books for shares of an equal amount of Par Value of Activity-Based Stock without any action on the part of the Member and such exchanged shares of Bank Stock shall be retired. A Member whose investment in Activity-Based Stock after taking into account the exchange, if any, described in the preceding sentence is less than the Activity-Based Stock Purchase Requirement for the Member on the Effective Date will, if the Member has not by prior notice exercised its option to fully cover its Activity-Based Stock Purchase Requirement via the installment plan described in Section 8.1.1.1 of the Capital Plan, have its DDA Account debited in a dollar amount sufficient to purchase any additional Activity-Based Stock required. The Par Value of any purchases of Activity-Based Stock made as a result will be credited to the FHLBNY’s capital accounts in the Member’s name. To the extent that a Member following any exchange that occurs pursuant to this paragraph holds shares of Activity-Based Stock that are Excess Stock such shares shall be subject to repurchase by the FHLBNY in accordance with Section 2.2.3 of the Capital Plan.
8.1.3	Post-Transition Stock Purchases
After the Effective Date, any institution approved for Membership must comply with the Minimum Stock Investment Requirement in order to become a Member.
Any Member that initiates a business activity with the FHLBNY on or after the Effective Date for which Activity-Based Stock is required must comply with the Activity-Based Stock Purchase Requirement at the time the transaction occurs.

FHLBNY Capital Plan	4/25/2009

9.	Reviews of the FHLBNY’s Capital Plan
The FHLBNY shall obtain the following reviews prior to the implementation of the Capital Plan:
9.1	Independent CPA Review
Prior to submitting its Capital Plan, the FHLBNY shall engage an independent certified public accountant to conduct a review of the Capital Plan to ensure, to the extent possible, that the implementation of the Capital Plan will not result in any write-down of the redeemable stock owned by its Members. A copy of the CPA’s report shall be provided to the FHFB along with the Capital Plan.
9.2	NRSRO Review
Prior to submitting its Capital Plan, the FHLBNY shall engage at least one NRSRO to conduct a review of the plan in order to determine, to the extent possible, that implementation of the Capital Plan will not have a material effect on the credit rating of the FHLBNY. A copy of the NRSRO’s report shall be provided to the FHFB along with the Capital Plan.
9.3	Internal Market Risk Model Review
The FHLBNY will obtain an independent validation of its internal market risk model or internal cash flow model from an independent third party.
The internal market risk model or internal cash flow model will be validated on an annual basis (or more frequently if required by the FHFB) by an independent third party.
Results of these validations shall be reviewed by the Board of Directors and provided promptly to the FHFB.
9.4	Internal Market Risk Model & Risk Management Procedure Approval by FHFB
The FHLBNY shall obtain FHFB approval of the internal market risk model or internal cash flow model used to calculate the market risk component of its risk-based capital requirement, including subsequent material adjustments to the model made by the FHLBNY, prior to the use of any such model. The FHLBNY shall make such adjustments to its model as may be directed by the FHFB. The FHLBNY shall also obtain FHFB approval for the risk assessment procedures and controls to be used to manage its credit, market and operations risks.
9.5	FHLBNY Determination regarding the Capital Plan
Management of the FHLBNY has made a good faith determination that the FHLBNY will be able to implement the Capital Plan and that the FHLBNY will be in compliance with its Minimum Regulatory Capital Requirements on the Effective Date. An analysis of the FHLBNY’s projected capital position after implementation of the Capital Plan has been provided to the Finance Board.

FHLBNY Capital Plan	4/25/2009

10.	Amendments to the Capital Plan and Notices

10.1	Amendments to the Capital Plan
Any amendment to the Capital Plan must be approved by the Board of Directors and submitted to the Finance Board. The effective date for any proposed amendment shall be contained in any request for approval that is submitted to the Finance Board. In order to become effective, any amendment to the Capital Plan must be approved by the Finance Board. The FHLNBY will transmit, send or give its Members notice in writing at least thirty days prior to the effective date of any amendment to the Capital Plan.
10.2	Notices Relating to the Capital Plan
10.2.1	Notices by the FHLBNY
Written notices transmitted, sent or given by the FHLBNY under this Capital Plan shall be addressed to the chief executive officer of the Member, or Other Institution, or such other person, designated by the Member, or Other Institution. Such written notices shall be directed to the postal address, physical address or fax number appearing in the FHLBNY’s records from time to time.
10.2.2	Notices to the FHLBNY
Written notices given to the FHLBNY in accordance with the provisions of the Capital Plan shall be addressed to the President of the FHLBNY and delivered to 101 Park Avenue, New York, NY, 10178 or sent via fax to a fax number to be provided on the FHLBNY’s web site, and shall be deemed to have been received by the FHLBNY in each case upon actual receipt by the FHLBNY. The FHLBNY may from time to time change the address or fax number at which it will receive such written notices by transmitting, sending or giving written notice to the Member, or Other Institution.

FHLBNY Capital Plan	4/25/2009

Appendix I — Member Stock Purchase Requirements
(Note: This Appendix I to the Capital Plan is effective as of April 21, 2005. Call report locations set forth below are correct as of the above date, but are subject to change by the regulatory agencies.)
A. Membership Stock Purchase Requirement
Each Member is required to purchase Membership Stock equal to the greater of (i) $1,000 or (ii) 0.20% of the Mortgage-related Assets held by the Member, as listed and described below:

Asset Description	FDIC Call Report Location

Home Equity Loans	RC-C 1.c.(1)
1 to 4 family Closed-end First Liens	RC-C 1.c.(2)(a)
1 to 4 family Closed-end Junior Liens	RC-C 1.c.(2)(b)
Multifamily (5+) Residential Loans	RC-C 1.d.
Nonfarm & Nonresidential Real Estate Loans	RC-C 1.e.
MBS Pass-Throughs:
GNMA Guaranteed	RC-B 4.a.(1) Column A + Column C
Issued by FNMA or FHLMC	RC-B 4.a.(2) Column A + Column C
Other Pass-Throughs	RC-B 4.a.(3) Column A + Column C
Other MBS
GSE-Issued or Guaranteed	RC-B 4.b.(1) Column A + Column C
Collateralized by GSE-Issued or Guaranteed	RC-B 4.b.(2) Column A + Column C
All Other	RC-B 4.b.(3) Column A + Column C

Asset Description	OTS Thrift Financial Report Location

Mortgage Loans:
1 to 4 family Closed-End 1st Liens	SC254
1 to 4 Family Closed-End Junior Liens	SC255
1 to 4 family Revolving, Open-End	SC251
Multifamily (5 or More Units)	SC256
Nonresidential Property, Excluding Land	SC260
MBS Pass-Throughs:
GSE-Insured or Guaranteed	SC210
Other	SC215
Other MBS:
GSE Issued or Guaranteed	SC217
Collateralized by GSE Issued or Guaranteed	SC219
Other	SC222

FHLBNY Capital Plan	4/25/2009

Asset Description	NCUA Call Report Location

First Mortgage Real Estate Loans	Assets: line 18	Acct Code: 703
Other Real Estate Loans/Lines of Credit	Assets: line 19	Acct Code: 386
Mortgage Pass-through Securities	Schedule C: line 13	Acct Code: 732
CMOs/REMICs	Schedule C: line 14	Acct Code: 733
Other Types of Institutions
Members not filing an FDIC or NCUA Call Report or an OTS Thrift Financial Report will be required to file with the Bank an annual, year-end information statement regarding holdings of Mortgage-related Assets using the FDIC Call Report definitions.
B. Activity-Based Stock Purchase Requirement
Each Member is required to purchase Activity-Based Stock in the following amounts:
1.	Advances
Members are required to purchase Activity-Based Stock equal to 4.50% of the dollar amount of any outstanding advances under the Advances Agreement.
2.	Acquired Member Assets
Members are required to purchase Activity-Based Stock equal to 4.50% of the outstanding principal balance of the Acquired Member Assets originated for or sold to the FHLBNY by a Member that remain on the FHLBNY’s balance sheet plus the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets to be held on the FHLBNY’s balance sheet, provided that the outstanding principal balance of Acquired Member Assets originated for or sold to the FHLBNY by a Member that are on the FHLBNY’s balance sheet as of the Calculation Date will not be subject to this requirement.
3.	Off-Balance Sheet Items
Members are required to purchase Activity-Based Stock equal to the credit equivalent amount of any off-balance sheet items listed in Section 932.4(f), Table 2 of the Regulations which the FHLBNY has transacted on a Member’s behalf and which are continuing, excluding the principal amount of delivery commitments issued to the Member by FHLBNY for Acquired Member Assets, multiplied by zero.
4.	Derivative Contracts
Members are required to purchase Activity-Based Stock equal to 0% of the carrying value on the FHLBNY’s balance sheet of Derivative Contracts between the Member and FHLBNY, as determined by FHLBNY under GAAP.

FHLBNY Capital Plan	4/25/2009